Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Acquires Remaining Interest in its Core South Timbalier Field

New Orleans, Louisiana, May 15, 2012…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today announced it has acquired additional oil and natural gas interests in the EPL operated South Timbalier 41 field from W&T Offshore, Inc. for $32.4 million. Prior to the acquisition, EPL owned a 60% working interest in the properties. The Company has become the sole working interest owner of the field post acquisition. EPL estimates current net production capability of the acquired interest at 960 net barrels of oil equivalent (boe) per day, about 52% of which is oil. EPL estimates the proved reserves of the acquired interest as of the April 1, 2012 economic effective date totaled approximately 1.0 million boe, consisting of 51% oil and 84% proved developed reserves. The Company also estimates the asset retirement obligation assumed in the acquisition was approximately $2 million.

EPL funded the acquisition with cash on hand, and currently estimates its cash position post acquisition at approximately $60 million and total liquidity including its undrawn borrowing base under its senior secured credit facility at $260 million. The transaction is subject to customary adjustments to reflect the April 1, 2012 economic effective date.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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